Exhibit 4.3
James Hardie Industries SE
Supervisory Board Share Plan
Dated 14 August 2006 and amended and restated as of 19 February 2010 and 17 June 2010
Mallesons Stephen Jaques
Level 60
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com

1	Introduction

1.1	Purpose

The Plan provides Board Members with an opportunity to acquire an ownership interest in the Company either directly, or indirectly through a Superannuation Plan nominated by them.

1.2	Commencement

The Plan commences on the date that the Company determines.

1.3	Rules are binding

The Company and each Participant are bound by these rules.

2	Invitation, application and acceptance

2.1	Eligibility

The Board may determine the Board Members who are eligible to participate in the Plan from time to time.

2.2	Invitation may be made

From time to time the Company may make, and a person who is eligible to participate in the Plan in accordance with rule 2.1 may receive, an Invitation to participate in the Plan.

2.3	Content of Invitation

The Invitation must be in writing and include the following details:
(a)	the number of CUFS or the method of calculating the number of CUFS for which the Participant may apply;

(b)	any restrictions or other conditions relating to the CUFS as determined by the Board; and

(c)	the method of acceptance of an Application.
2.4	Application Form

The Invitation to a Participant must be accompanied by an Application Form.

2.5	Applying for CUFS

A Participant who receives an Invitation under rule 2.2 may apply for CUFS by completing and returning the Application form in accordance with the directions in the Invitation.

© Mallesons Stephen Jaques	Supervisory Board Share Plan
17 June 2010

2.6	Election as to method of satisfying Applications

The Company may elect to satisfy an Application either by issuing new shares (to be held in the form of CUFS) or purchasing shares on market (as defined in section 9 of the Corporations Act) on behalf of the Participant.

2.7	Participant agrees to be bound

Each Participant is, by submitting an Application Form, deemed to have agreed to be bound by:
(a)	the terms of the Invitation and Application Form;

(b)	the Insider Trading Policy of the Company;

(c)	the provisions of these rules; and

(d)	the articles of association of the Company and the laws applicable to the Company.
2.8	Acceptance of Application

The acceptance by the Company of an Application by a Participant is effective and occurs at the time of allotment or transfer of the CUFS to the Participant.

2.9	When Applications will not be accepted

A Participant’s Application will not be accepted if, at the date of the proposed allotment or transfer of CUFS, they are not a Board Member (or a Superannuation Plan nominated by a person who is a Board Member).

2.10	Board may deny Application

The Board has the discretion to determine that an Application by a Participant who otherwise would be eligible to acquire CUFS under the Plan will not be accepted.

3	Acquisition Price

3.1	Shares issued to Participants

Any shares issued to a Participant under the Plan are to be issued at a price equal to the average of the closing prices for CUFS on the ASX during the period of five business days immediately preceding the date of issue of the shares.

3.2	Shares acquired on market

Any shares purchased on market under the Plan on behalf of a Participant are taken to be transferred under the Plan to the Participant at the price at which the relevant CUFS were acquired by the Company. Any brokerage, stamp duty or other costs are to be borne by the Company.

© Mallesons Stephen Jaques	Supervisory Board Share Plan
8263497_3	17 June 2010

4	Allotment of CUFS

4.1	Notice

The Company must advise a Participant that it has allotted or transferred CUFS to them under the Plan as soon as reasonably practicable after the allotment or transfer occurs.

4.2	Ownership of CUFS
(a)	Subject to (b) and (c), each Board Member has the legal and beneficial ownership of the CUFS allotted or transferred to them.

(b)	If CUFS have been allotted or transferred to a Superannuation Plan, the trustee or its equivalent in respect of the relevant Superannuation Plan will hold the legal interest in the CUFS allotted to the Superannuation Plan.

(c)	Any disposal of those CUFS referred to in (a) or (b) above by a Participant is restricted in accordance with any restrictions specified in the Invitation to the Participant to apply for the CUFS under rule 2.3(b).
4.3	Quotation of CUFS

The Company must apply to ASX for official quotation of any new shares / CUFS allotted under the Plan.

5	Administration of Plan

5.1	Board to administer Plan

The Plan is to be administered by the Board in accordance with these rules. The Board may make further provisions for the operation of the Plan which are consistent with these rules.

5.2	Board powers and discretions

Any power or discretion which is conferred on the Board by these rules must be exercised by the Board in the interests or for the benefit of the Company, and the Board is not, in exercising any power or discretion, under any fiduciary or other obligation to any other person.

5.3	Delegation of Board powers and discretions

Any power or discretion which is conferred on the Board by these rules may be delegated by the Board to a committee consisting of those directors, other officers or employees of the Company as the Board thinks fit.

© Mallesons Stephen Jaques	Supervisory Board Share Plan
8263497_3	17 June 2010

5.4	Board decision: final and conclusive

The decision of the Board as to the interpretation, effect or application of these rules is final and conclusive.

5.5	Suspension of Plan

The Board may suspend the operation of the Plan and may cancel the Plan even if the suspension or cancellation of the Plan is prejudicial to the existing rights of a Participant under the Plan. Suspension or termination of the Plan does not give rise to any liability on the part of, or any right of action against, the Company.

6	Overriding restrictions on the Plan

Despite any other provision of these rules, no CUFS may be acquired by a Participant or other person under the Plan if to do so would contravene applicable laws, including the Corporations Act, the U.S. Securities Act of 1933 or the Listing Rules.

7	Amendment of the Plan

7.1	Board may amend

The Board may at any time by written instrument amend all or any of the provisions of these rules, including this rule 7, even if the amendment is prejudicial to the existing rights of a Participant under the Plan. Amendment of the Plan does not give rise to any liability on the part of, or any right of action against, the Company.

7.2	Retrospective amendment possible

Any amendment made under rule 7.1 may be given retrospective effect as specified in the written instrument by which the amendment is made.

8	Miscellaneous provisions

8.1	Instructions by Members

For the purposes of these rules, the Company is entitled to regard any notice, direction or other communication given or purported to be given by or on behalf of a Participant (or a legal personal representative of a Board Member) as valid, whether given orally or in writing.

8.2	Governing law

These rules are governed by the laws in force in The Republic of Ireland and are construed and take effect in accordance with those laws.

© Mallesons Stephen Jaques	Supervisory Board Share Plan
8263497_3	17 June 2010

8.3	Rounding

Unless expressly provided for in these rules, any calculation of a number of CUFS under the Plan is to be rounded down to the nearest whole number.

9	Definitions and interpretation

9.1	Definitions

The following words and expressions have the following meanings unless the contrary intention appears:

Application means an application for CUFS made by a Participant under the terms of an Invitation.

Application Form means an application form for CUFS attached to an Invitation.

ASTC means Australian Settlement and Transfer Corporation Pty Limited (ABN 49 008 532).

ASTC Settlement Rules means the settlement rules of ASTC.

ASX means Australian Securities Exchange.

Board means all or some of the members of the board of the Company acting as such, and includes a committee of the Board and a delegate of the Board.

Board Member means a non-executive member of the Board.

CUFS means a CHESS Unit of Foreign Securities, as defined in the ASTC Settlement Rules, in respect of a Share.

Company means James Hardie Industries SE, a Societas Europaea under Irish law and for the avoidance of doubt:
(a)	for the period until conversion to an SE under Dutch law, James Hardie Industries N.V.; and

(b)	for the period after conversion to an SE under Dutch law, but before conversion to an SE under Irish law, James Hardie Industries SE, a Societas Europaea under Dutch law.
Corporations Act means the Corporations Act 2001 (Cwlth).

Invitation means an invitation to apply for CUFS under the Plan made in accordance with clause 2.2.

Listing Rules means the Listing Rules of ASX, except to the extent of any express waiver by ASX.

Participant means any Board Member eligible to acquire CUFS under this Plan in accordance with rule 2.1 and includes any Superannuation Plan nominated, with the prior written approval of the Board, by a Board Member to receive an Invitation for which the relevant Board Member would otherwise be eligible.

Plan means the Supervisory Board Share Plan as amended from time to time, the rules of which are set out in this document.

Shares means fully paid ordinary shares in the capital of the Company.

© Mallesons Stephen Jaques	Supervisory Board Share Plan
8263497_3	17 June 2010

Superannuation Plan means a personal superannuation or pension plan nominated by a Board Member to participate in the Plan that meets such criteria as the Board may, in its discretion, from time to time determine.

9.2	Interpretation

In these rules, unless the contrary intention appears:
(a)	words importing the singular include the plural and vice versa;

(b)	references to these rules, or any particular clause of these rules, means these rules, or the relevant clause, as amended from time to time;

(c)	references to a document or any part of a document means the document or relevant part, as amended from time to time;

(d)	references to a statute or other law include regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(e)	references to the exercise of a power or discretion include a decision not to exercise the power or discretion; and

(f)	“including” when introducing a list of items does not exclude a reference to other items whether of the same class or genus or not.
Headings are for convenience only and do not affect the interpretation of these rules.

© Mallesons Stephen Jaques	Supervisory Board Share Plan
8263497_3	17 June 2010